January 18, 1994

American General Corporation
2929 Allen Parkway
Houston, Texas 77019



Gentlemen:

      Reference is made to the proposed issuance and sale by American General Corporation, a Texas corporation (the "Company"), of up to 5,700,000 shares of its $.50 par value Common Stock (the "Common Stock") pursuant to the American General Corporation 1984 Stock and Incentive Plan (Amended and Restated
Effective as of February 8, 1994) (the "Plan") under the Company's Registration Statement on Form S-8 (the "Registration Statement") which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have acted as counsel for the Company in connection with the Plan. I have familiarized myself with the certificates and documents pertaining to the Company that I have considered necessary or appropriate for the purposes of this opinion.

      Based upon such examination, I advise you that, in my opinion, when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended, and applicable state securities or blue sky laws have been complied with; and (ii) the shares of Common Stock mentioned above have been issued pursuant to the Plan as described in the Prospectus, for a consideration of not less than the aggregate par value thereof, the Common Stock so issued will be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in Item 5 of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                       Very truly yours,




                       JON P. NEWTON